GAS SALES AGREEMENT
                       BY AND BETWEEN
                  DELTA NATURAL GAS COMPANY
                          AS BUYER
                             AND
               TENNESSEE GAS MARKETING COMPANY
                          AS SELLER
                      TABLE OF CONTENTS


 ARTICLE                 HEADING                   PAGE


 I             Definitions                         1
 II            Quantity and Nominations            2
 III           Price                               4
 IV            Delivery Points                     6
 V             Transportation and Storage
               Arrangements                        6
 VI            Term of Agreement                   9
 VII           Title and Taxes                     9
 VIII          Quality and Pressure               10
 IX            Measurement and Tests              10
 X             Processing                         11
 XI            Billing and Payment                11
 XII           Regulatory Bodies                  13
 XIII          Force Majeure                      14
 XIV           Arbitration                        15
 XV            Miscellaneous                      16
               Signature Page                     19

                     GAS SALES AGREEMENT


      THIS GAS SALES AGREEMENT made and entered into this 1st day of September, 1993, by and between DELTA NATURAL GAS COMPANY, a Kentucky corporation, hereinafter referred to as "Buyer", and TENNESSEE GAS MARKETING COMPANY, a Delaware corporation, hereinafter referred to as "Seller".

               W I T N E S S E T H    T H A T:

      WHEREAS, Buyer desires to purchase natural gas from Seller under the terms and conditions of this Agreement; and

      WHEREAS, Seller desires to sell natural gas to Buyer under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and benefits to be derived hereunder, Buyer and Seller agree as follows:

                          ARTICLE I
                         DEFINITIONS

      Unless expressly stated otherwise, the following terms as used in this Agreement shall mean:

      1.1 The term "Btu" shall mean British Thermal Unit(s) which shall mean that amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine degrees Fahrenheit to sixty-degrees Fahrenheit at standard atmospheric pressure, as determined on a dry basis. All prices and charges paid hereunder shall be computed on a "dry" Btu basis .

      1.2 The term "day" shall mean the period of time beginning at 8:00 a.m., Eastern Time Zone, on a calendar day and ending at 8:00 a.m., Eastern Time Zone, on the following calendar day. This definition will be revised to reflect any changes in the definition of day set forth in the tariff of Tennessee Gas Pipeline Company ("Tennessee").

      1.3 The term "gas" shall include casinghead gas, natural gas from gas wells, and residue gas resulting from processing casinghead gas and gas well gas.

      1.4 The term "Liquefiable Hydrocarbons" means all hydrocarbons (except those hydrocarbons separated from the gas stream by conventional single-stage, mechanical field separation methods) or any mixture thereof that may be extracted from the gas sold hereunder other than methane (except for the nominal quantities lost during such processing operations) including, but not limited to, natural qasolines, butanes, propane and ethane.

       1.5 The term "Liquid Hydrocarbons" means any hydrocarbons which, in their natural state, are liquids and which shall include any Liquefiable Hydrocarbons that condense out of the gas stream during production or transportation.

      1.6 The term "Mcf" shall mean one thousand (1,000) cubic feet at a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute and at a temperature of sixty degrees (60o) Fahrenheit, with correction from Boyle's Law.

     1.7  The term "MMBtu" shall mean one million (1,000,000)
Btus.

      1.8 The term "month" shall mean the period of time beginning on the first calendar day of each calendar month and ending on the first day of the following calendar month.

      1.9 The term "year" shall mean a period of twelve (12) consecutive months, commencing on the first day of the month following the Effective Date, as defined in Article VI, and each subsequent twelve (12) month period; provided that the first year will include the period from the Effective Date until the first day of the following month if the Effective Date is not on the first day of a month.

                         ARTICLE II
                  QUANTITY AND NOMINATIONS

      2.1 Nominated Quantity - Subject to the terms and conditions of this Agreement, Buyer shall have the right to nominate and purchase on each day of the term hereof a quantity of gas between (a) one hundred percent (100%) of the actual daily natural gas requirements of the residential and commercial customers in Buyer's distribution system downstream of the Delivery Point(s) and (b) the Maximum Daily Quantity ("MDQ") (as that term is defined in Section 2.2).

      2.2 Maximum Quantity - Notwithstanding anything to the contrary herein, the maximum quantity of gas that Buyer is entitled to purchase and receive and that Seller is obligated to sell and deliver (or cause to be delivered) on each day of the term hereof, shall be the lesser of (a) 17,361 MMBtu's per day or (b) the maximum daily quantity that Seller can deliver based upon the physical design parameters underlying the firm transportation and storage contracts with Tennessee Gas Pipeline Company (Tennessee) that are transferred to Seller in accordance with Article V below (hereinafter referred to as the "MDQ"). Upon the mutual agreement of the parties, Seller may sell and Buyer may purchase quantities in excess of the MDQ. The price and terms of such excess sales will be mutually agreed upon by the Parties prior to the delivery of such excess gas.

     2.3  Nomination Requirements

           2.3.1 Monthly Nomination - On or before the earlier of (a) five business days prior to the first day of the next month or (b) two business days prior to Tennessee's nomination deadline for the next month, Buyer will provide Seller with a nomination specifying the daily quantity of gas to be purchased and received under this Agreement for each day during the next month ("Daily Nominated Quantity").

           2.3.2 Daily Adjustments - On or before 4:00 p.m., Central Time Zone on the day prior to Tennessee's nomination deadline for the next day, Buyer may adjust its Daily Nominated Quantity prospectively for any day during the remainder of that month.

          2.3.3 Manner of Submitting Nominations - Buyer may provide the nominations set forth above in this section either orally or in writing, but an oral nomination must be followed by written confirmation within twenty-four (24) hours.

     2.4  Remedies for Failures to Deliver

           2.4.1 Seller's Failure-to Deliver - If Seller is unable to deliver to Buyer the Daily Nominated Quantity during any month, and such inability to deliver is not excused under this Agreement, including without limitation due to an event of force majeure, then Seller shall reimburse Buyer for the following amounts: (i) the difference, if positive, between the price Buyer pays for a substitute supply of gas and the Commodity Price, multiplied by the quantity Seller fails to deliver in accordance with this
section;   plus  (ii)  any  reasonable  incidental   expenses
incurred in purchasing such substitute supplies (not to exceed 15 cents per MMBtu multiplied by the quantities Seller failed to deliver). Buyer agrees to act in good faith in purchasing such substitute supplies of gas so as to minimize Seller's obligations to Buyer hereunder. If Buyer, through reasonable efforts is unable to obtain substitute supplies, then Seller shall pay Buyer the difference between the highest commodity price that was paid by Buyer for gas during the  last two years and the Commodity Price multiplied by the
quantity  of  substitute  gas  Buyer  would  otherwise   have
purchased if such gas had been available, plus any reasonable
incidental  expenses  incurred  in  trying  to  locate   such
substitute supplies (not to exceed 15 cents per MMBtu multiplied by the quantities Seller failed to deliver). Seller shall credit Buyer's invoice for any amounts owed under this section on the next invoice.

           2.4.2 Curtailment - In addition to the remedies set forth in Section 2.4.1, if for any reason, including an event of force majeure, Seller is unable to meet all of its firm sales obligations with Seller's available supplies, Seller will curtail its deliveries to all of its sales customers in accordance with the end-use curtailment plan contained in Tennessee's tariff; provided that if, during the term of this Agreement, Tennessee's end-use curtailment plan is suspended or terminated, then Seller agrees to provide Buyer with no less than Buyer's pro-rata share of Seller's available supplies on Tennessee based upon the actual nominations of Seller's firm sales customers made during the period of curtailment, after having interrupted 100% of Seller's interruptible, non-firm sales to the extent that such a curtailment would be useful in maintaining deliveries to Buyer. Notwithstanding the above, subject to the rights under the Firm Transportation Contract and the Firm Storage Contract, Seller will deliver gas injected into storage under the Firm Storage Contract for Buyer's account prior to curtailing deliveries to Buyer.

           2.4.3 Exclusive Remedy - The Parties agree that the actual losses incurred by a Buyer as a result of Seller's failure to deliver quantities would be uncertain and impossible to determine with precision. As a result, payment by Seller in accordance with Subsections 2.4.1 and the deliveries in accordance with Section 2.4.2 above shall be Seller's entire and sole liability to Buyer, and the right to recover such payment and receive such deliveries shall be Buyer's sole and exclusive remedy, for Seller's failure or breach of its obligation to deliver the quantities set forth in this Article. Payment by Seller pursuant to this Section
2.4 is reasonable compensation for such failures.

      2.5  Flow Requirements - Unless permitted otherwise  by
Tennessee,  Buyer  will receive gas  at  rates  that  are  in
compliance   with  the  terms  of  the  Firm   Transportation
Contract.

                         ARTICLE III
                            PRICE

     3.1  Commodity Price

           3.1.1 Price for Quantities within MDQ - The price for all quantities of gas sold and delivered hereunder up to the MDQ shall be equal to the arithmetic average of (a) the prices posted in the applicable month in the first publication of Inside FERC's Gas Marketing Report "Prices of Spot Gas Delivered to Pipelines," for deliveries into Tennessee in "Louisiana and Offshore", (b) the prices posted in the applicable month in the first publication of Natural Gas Intelligence for deliveries into Tennessee in "Zone 1" and (c) the prices posted in the applicable month in the first publication of Natural Gas Week's Gas Price Report for deliveries into Tennessee in "South Louisiana" (the arithmetic average of such three indices herein being referred to as the "Commodity Price"). It is understood that Buyer has paid Tennessee Gas Pipeline Company (Tennessee) a one-time inventory charge in accordance with Article g of Tennessee's Rate Schedule FS to purchase the gas existing in storage for Buyer's account upon the Effective Date (herein referred to as the "Initial Storage Balance"). Seller will act as Buyer's agent in arranging for the withdrawal and transportation of the Initial Storage Balance to the Delivery Points. Subject to the reimbursement of the transportation and storage costs set forth in Section 3.2, Seller will not charge Buyer for each MMBtu of the Initial Storage Balance withdrawn from storage and delivered to the Delivery Points. For purposes of determining the quantities of gas withdrawn under the Firm Storage Contract, unless the Parties mutually agree to an alternate allocation arrangement the Initial Storage Balance will be deemed to have been delivered first, prior to any other quantities withdrawn from storage.

           3.1.2 Price for Excess Gas - The price for any quantities of gas sold and delivered hereunder in excess of the MDQ shall be determined in accordance with Section 2.2.

      3.2 Transportation and Storage Costs - In addition to payments made above, Buyer shall reimburse Seller for (1) all demand or reservation charges or surcharges paid by Seller under the Firm Transportation Contract and Firm Storage Contract transferred and delegated to Seller in accordance with Article V below, including without limitation any demand transition cost surcharges, (2) all commodity or volumetric charges or surcharges paid by Seller under the Firm Transportation Contract and Firm Storage Contract that are associated with the gas sold under this Agreement, including without limitation any volumetric transition costs, overrun charges attributable to Buyer's actions, GRID charges, or AKA charges that are incurred under such contracts or any injection or withdrawal charges that are incurred under the Firm Storage Contract that are required to build inventory levels for Buyer or to serve Buyer's daily requirements (but not to build inventory or to serve requirements of others),
(3) any fuel and loss costs paid by Seller incurred under the Firm Transportation Contract and the Firm Storage Contract, such costs to be equal to the amount of fuel and loss quantities that Seller provided to Tennessee pursuant to such contracts during the applicable month times the Commodity Price and (4) any other costs, expenses or charges incurred by Seller under such contracts (as such contracts and the associated tariff provisions and charges may change from time to time) that would have been incurred by Buyer if Buyer had not transferred or delegated such contracts to Seller in accordance with Article V below. If Seller receives any credits or refunds for any of the charges under the Firm Transportation and Firm Storage Contracts from Tennessee that are paid by Buyer to Seller in accordance with the above, then Seller will credit such refunds on the next invoice and will remit any remaining refunds to Buyer in cash within thirty days of receipt of payment by Tennessee.

     3.3 Suspension of Indexes - If, during the term of this Agreement, a specified index ceases to be published or a specified index price is not published for a given month, then the Parties will use the remaining index(es) to arrive at the Commodity Price. However, if the specified indexes cease to be published or the specified index prices are not published for a given month, then the Parties will attempt to agree upon a new index price for purposes of determining the Commodity Price. If the Parties are unable to reach such agreement by the expiration of the fifteenth (15th) day immediately following the end of the month in which the specified indexes or the specified pricing information in such publications are not published, the method of setting the price for gas for periods after such publication or information in such publications are not published, shall be determined by arbitration pursuant to Article XIV. The arbitrators so selected shall be required to select an alternate index or pricing mechanism that reflects the current market value of gas delivered in Louisiana into Tennessee's system.

                         ARTICLE IV
                       DELIVERY POINTS


      4.1 Delivery Points - The Delivery Points for all gas sold and delivered hereunder shall be at Buyer's citygate stations specified in Exhibit A hereto.

      4.2 Adjustments to Delivery Points - It is recognized by both Parties that Seller's ability to deliver gas at the Delivery Points set forth in Section 4.1 above is dependent upon Seller's ability to utilize the Firm Transportation Contract and the Firm Storage Contract transferred by Buyer to Seller in accordance with Article V below. These provisions are based on the tariff provisions approved in FERC Docket No. RS92-23-000 on the date of execution of this Agreement and Seller's ability to utilize such transferred contracts to deliver the gas sold hereunder at the Delivery Points set forth in Section 4.1 above. The terms of this section shall be revised to reflect any substantial change in Tennessee's tariff with regard to the utilization of such contracts and delivery point flexibility, so as to place both Parties in a relative position under this Agreement not substantially different from the position the Parties had prior to the change in such tariffs.

                          ARTICLE V
           TRANSPORTATION AND STORAGE ARRANGEMENTS


     5.1 Transfer of Transportation and Storage Arrangements Buyer has firm transportation rights on Tennessee under Rate Schedules FT-A and FT-G with a maximum daily quantity equal to 17,361 Dths on its peak day (hereinafter referred to as the "Firm Transportation Contracts"). Buyer has firm storage rights on Tennessee under Rate Schedule FS with a maximum storage quantity equal to 574,379 Dths and a maximum withdrawal quantity equal to 10,160 Dths per day (hereinafter referred to as the "Firm Storage Contract"). In order to provide a citygate service to Buyer at the Delivery Points, on the Effective Date of this Agreement, (a) Buyer and Seller will execute a Blanket Authorization Agreement with Tennessee, to permit Seller to act as Buyer's agent for all of its arrangements with Tennessee covered by the Blanket Authorization Agreement and (b) Seller, as Buyer's agent pursuant to such Blanket Authorization Agreement, will transfer or assign to Seller the Firm Transportation
Contracts and Firm Storage Contract in accordance with Sections 11.3 and 12.3 of Article III of the General Terms and Conditions of Tennessee's tariff, respectively. Seller shall have full and complete control over the utilization of such contracts, including without limitation the manner and timing of any transportation, injections, and withdrawals of gas under such contracts; provided that, notwithstanding the Blanket Authorization Agreement, Seller may not amend the primary delivery points under the Firm Transportation Contracts or change the rate schedule under which such services are offered, unless the Parties mutually agree otherwise. Seller shall also have the right to use such contracts to serve Seller's other customers; provided however, that such use shall be subordinate to the use of the contracts to serve Buyer's requirements under this Agreement. Notwithstanding the above, Buyer will retain sufficient firm capacity and storage rights under such agreements for purposes of storing, withdrawing and transporting the Initial Storage Balance to the Delivery Points; provided that Buyer will appoint Seller as its agent for purposes of storing, withdrawing and transporting the Initial Storage Balance under the Firm Transportation Contracts and the Firm Storage Contract. Such a transfer and agency arrangement shall be in accordance with Tennessee's tariff and shall terminate upon the expiration of this Agreement. If, prior to the transfer of such rights, elections for receipt points, delivery points, supply leg capacity, monthly maximum daily quantity elections or any other similar elections must be given to Tennessee, then Buyer will cooperate with Seller to make such necessary elections as designated by Seller. If, for any reason, the release or transfer of the Firm Transportation Contracts or Firm Storage Contract to Seller is not accomplished or is not maintained during the term of this Agreement, then the Parties will attempt to amend this Agreement to reflect the changed circumstances. If the Parties are unable to renegotiate this Agreement within ninety days, then either Party will have the right, upon written notice, to terminate this Agreement.

     5.2 Responsibility for Firm Transportation and Storage Contracts - Subject to Buyer's obligation to reimburse Seller in accordance with Section 3.2 above, upon the transfer of the Firm Transportation Contracts and the Firm Storage Contract, Seller shall assume all obligations and rights under such contracts, including without limitation, the obligation to submit nominations to Tennessee, to pay any applicable demand or commodity charges, scheduling or imbalance charges, or providing fuel and loss quantities. Buyer and Seller shall cooperate to ensure that nominations (including any necessary adjustments thereto) are made timely to Tennessee and that such nominations reflect the actual expected deliveries and receipts. Buyer shall be responsible for advising Seller of all of the quantities to be delivered at the Delivery Points, specifying (a) the quantities purchased hereunder, the quantities purchased by Buyer from other suppliers and any quantities purchased by Buyer's customers from other suppliers and (b) the relative scheduling priority of each such party. Buyer will provide Seller such information in accordance with the procedures set forth in Section 2.3 herein. Seller will provide Buyer information concerning the quantities scheduled for delivery by Tennessee at the Delivery Points and other information as reasonably requested by Buyer as it becomes available.

      5.3 Operational Balancing Agreements - Subject to the terms below, Seller will be responsible to correct any imbalances or variations under the Firm Transportation Contracts and the Firm Storage Contract. It is understood that Seller will have the right to correct such imbalances or variations, pursuant to Rate Schedule FT-G through automatic injections and withdrawals under the Firm Storage Contract. In addition, Buyer agrees to appoint Seller as its agent to enter into and maintain an Operational Balancing Agreement
(OBA) with Tennessee in accordance with Tennessee's tariff. If Seller is unable to correct such imbalances or variations through automatic injections and withdrawals under the Firm Storage Contract as set forth above due to inventory levels in storage for Buyer's account or otherwise, then any variance between actual deliveries and confirmed nominations at the Delivery Points will be allocated to the OBA. Seller shall be responsible for correcting any such variation or imbalance under the OBA; provided that Buyer will use reasonable efforts to cooperate with Seller to correct any such imbalance or variation under the OBA. Notwithstanding the above, Buyer will reimburse Seller for any unauthorized overrun charges or other charges or penalties that are imposed without notice and without ability of either Party to cure that are caused by Buyer's failure to take the quantities nominated by Buyer in accordance with this Agreement or are caused by Buyer's failure to respond to any directives of Tennessee, such as the imposition of an operational flow order, which Seller provides notice of to Buyer in sufficient time for Buyer to respond accordingly.

      5.4 Adjustments to Imbalance Provisions - The purpose of Sections 5.1 through 5.3 is to establish the Parties' responsibilities for administering the firm contracts transferred above, for any imbalances between receipts and deliveries or variations between confirmed nominations and actual deliveries at the Delivery Points. These provisions are based on (a) the tariff provisions approved in FERC
Docket No. RS92-23-000 on the date of execution of this Agreement, including the right to balance any variation between projected and actual daily loads through injections and withdrawals from storage under the Firm Storage Contract and (b) the existing load profile of Buyer. The terms of this section shall be revised to reflect any substantial change in Tennessee's tariff with regard to the correction of such imbalances or variations and any associated penalties or any change in Buyer's load profile, so as to place both Parties in a relative position under this Agreement not substantially different from the position the Parties had prior to the change in Tennessee's tariff or the change in Buyer's load profile. If the Parties are unable to agree on the appropriate revisions, the matter shall be submitted to arbitration in accordance with Article XIV, such decision to be effective on the first day of the month following the issuance of the arbitrator's decision.

                         ARTICLE VI
                      TERM OF AGREEMENT

       6.1 Primary Term - This Agreement shall become effective on the implementation date of Tennessee's restructuring filing in Docket No. RS92-23-000 (herein referred to as the "Effective Date") and shall continue in full force and effect for a primary term expiring April 30, 1996, unless earlier terminated pursuant to another provision in this Agreement.

      6.2 Extension - This Agreement shall remain in full force and effect from year to year after the primary term, unless and until terminated by either Party upon giving one years' prior written notice to the other Party.

      6.3 Transfer of Gas in Storage - Any gas remaining in storage under the Firm Storage Contract at the termination of this Agreement that was injected on or before March 31 of the year in which the Agreement terminates shall be transferred and sold by Seller to Buyer at the arithmetic average of the prices that were applicable during the months of November, December, January, February and March that immediately preceded the termination date of this Agreement in accordance with Section 3.1.2 of this Agreement. Any gas remaining in storage at the termination of this Agreement that was injected under the Firm Storage Contract after March 31 of the year in which the Agreement terminates shall be transferred and sold by Seller to Buyer at a price mutually agreed to by the Parties; provided that Seller will not inject gas into storage for Buyer's account after March 31 of such year, unless Buyer consents to such injections. Unless Buyer and Seller otherwise mutually agree, Seller shall use reasonable efforts to manage storage, such that any remaining gas transferred to Buyer at the termination date of this agreement shall be no higher than 15% of the maximum storage quantity under the Firm Storage Contract.

                         ARTICLE VII
                       TITLE AND TAXES

     7.1 Transfer of Title Possession and Control - Title to the gas sold hereunder shall pass from Seller to Buyer upon delivery of said gas to Buyer at the applicable Delivery Points; provided that title to each MMBtu of the Initial
Storage Balance shall remain with Buyer until delivery to Buyer at the Delivery Points under the Firm Transportation Contracts. As between the Parties hereto, Seller shall be deemed to be in control and possession of all gas delivered hereunder other than the Initial Storage Balance and shall indemnify and hold Buyer harmless from any damage, injury or losses which occur prior to delivery to Buyer at the Delivery Points; otherwise, Buyer shall be deemed to be in exclusive control and possession thereof and shall indemnify and hold Seller harmless from any other injury, damage or losses.

      7.2 Warranty of Title - Except as set forth below, Seller warrants title to all gas delivered hereunder by Seller or that Seller has the right to sell the same, and that such gas is free from liens and adverse claims of every kind. Seller will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims to the gas delivered by it before delivery to Buyer. While such gas remains in Buyer's possession and control, Buyer warrants title to all of the Initial Storage Balance and that such gas is free from liens and adverse claims of every kind. Buyer will indemnify and save Seller harmless against all loss, damage and expense of every character on account of adverse claims to the such gas prior to delivery to Seller.

     7.3 Taxes - Buyer shall reimburse Seller for any taxes, fees or charges, other than an income tax, which is levied by a governmental or regulatory body on the gas sold under this Agreement.

                        ARTICLE VIII
                    QUALITY AND PRESSURE

      8.1 Quality Requirements - Seller will deliver gas at the receipt points under the Firm Transportation Contracts that meets the quality specifications as set forth in Tennessee's tariff.

      8.2 Pressure Requirements - The gas shall be delivered at the Delivery Points at the pressure existing in Tennessee's facilities. Neither Seller nor Buyer shall be obligated to install or operate compression facilities.

                         ARTICLE IX
                    MEASUREMENT AND TESTS

      9.1 Measurement Point - The natural gas sold hereunder shall be measured at or near the Delivery Points on Tennessee's system at pressures in existence from time to time and shall be corrected to the unit of measurement, which shall be one MMBtu.

      9.2   Standards  for  Measurement and  Tests  -  Unless
specified   herein  to  the  contrary,  the   standards   for
measurement and tests shall be governed by those standards set forth in Tennessee's tariff.

       9.3 Operation of Measurement - Seller, as the replacement shipper and agent under the Firm Transportation and Storage Contracts, shall cause Tennessee to operate the measurement facilities involved in metering and receiving gas at the Delivery Points. Said operation shall include the changing of all charts, calculation of volumes and the calibration, maintenance, adjustments and the repair of such meter facilities in accordance with Tennessee's tariff. To the extent either Party has access rights to the Delivery Points, including the measurement facilities, that Party will provide similar access to the other Party, to the extent permitted, to fulfill any rights or obligations under this Agreement.

                          ARTICLE X
                         PROCESSING

      Seller may process the gas to remove any Liquid Hydrocarbons or Liquefiable Hydrocarbons prior to the delivery of the gas to Buyer at the Delivery Point(s). In the event Seller elects to process the gas, any hydrocarbons so removed shall be Seller's sole responsibility and all costs (including associated transportation costs) shall be paid by Seller and Seller shall indemnify, defend and hold Buyer harmless therefrom.

                         ARTICLE XI
                     BILLING AND PAYMENT


      11.1 Billing and Payment - Seller shall render to Buyer, at the address indicated in Section 15.5 hereof, on or before the fifteenth (15th) day of each calendar month an invoice for all gas purchased during the preceding month according to the measurements, computations, and prices provided herein. Invoices may be based initially upon estimates, but will be corrected to actuals as soon as possible. Buyer agrees to make payment hereunder to Seller for its account in available funds by wire transfer or by mail at such location as Seller may from time to time designate in writing. Payment shall be made by Buyer within the later of (a) the twenty-fifth (25th) of the month or (b) ten (10) days of the date of receipt of Seller's invoice; provided that if Tennessee's billing schedule changes in its tariff, then Buyer will pay Seller on an earlier or later date to coincide with the payments due to Tennessee under the Firm Transportation and Firm Storage Contracts. If the invoiced amount is not paid when due, then, notwithstanding
Section 15.2 of this Agreement, interest on any unpaid amount shall accrue at the then current prime rate of interest (Chase Manhattan, N.A.), not to exceed any applicable maximum lawful rate together with any court costs, attorneys' fees and all other costs of collection which Seller may incur in enforcing the terms of this Agreement. If such default continues thirty (30) days after written notice from Seller to Buyer, Seller may suspend gas deliveries hereunder without liability and without prejudice to other remedies. Notwithstanding the above, if a good faith dispute arises between the Parties over the amounts due under the invoice for any matters, other than any reimbursement for the demand or reservation charges under the Firm Transportation and Storage Contracts, then Buyer will pay that portion of the statement not in dispute on or before the due date and both Parties will continue to perform their obligations under this Agreement during such dispute; provided that (a) Buyer will be required to provide in writing, within 15 days, the reasons for its dispute, (b) Buyer will be required to provide, within 30 days of a written request by Seller, a good and sufficient surety bond guaranteeing payment to Seller of the amount ultimately found due to the extent that Buyer does not meet the credit standards set forth in Section
11.2 below and (c) in the event Buyer and Seller are unable to resolve the disputed portion of the bill within 60 days, the matter shall be submitted to arbitration under the provisions of Article XIV.

      11.2 Credit Standards - All sales hereunder during the term of this Agreement shall be subject to appropriate review and approval by Seller's Credit Department. Buyer agrees to provide information as required and within reason to Seller's Credit Department to effect a proper evaluation. Without limiting the above, Seller may suspend deliveries under this Agreement if Buyer (a) admits that it is unable to pay its debts as they become due, (b) applies for or agrees to the appointment of a receiver or trustee in liquidation of it or its properties, (c) makes a general assignment for the benefit of creditors, (d) files a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement with creditors under any bankruptcy law, (e) is a party against whom a petition under any bankruptcy law is filed and such party admits the material allegations in such petition filed against it, (f) is adjudicated as bankrupt under a bankruptcy law or (g) Buyer fails to meet the credit standards set forth in Tennessee's tariff.

      11.3 Adjustments to Payments - If any overcharge or undercharge in any form whatsoever shall at any time be found and the bill therefor has been paid, Seller shall refund the amount of any overcharge received by Seller and Buyer shall pay the amount of any undercharge, within thirty (30) days after final determination thereof; provided, there shall be no retroactive adjustment of any overcharge or undercharge if the matter is not brought to the attention of the other Party in writing within the lesser of (a) twelve (12) months following the date deliveries under this Agreement were made or (b) the period in which the statements and payments to Tennessee become final.

      11.4 Review of Books and Records - Buyer and Seller shall have the right to inspect and examine, at reasonable hours, the books, records and charts of the other (pertaining to the sale of gas hereunder or any other charge or fee arising hereunder) to the extent necessary to verify the accuracy of any invoice, charge or computation made pursuant to this Agreement.

                         ARTICLE XII
                      REGULATORY BODIES

      12.1 Laws and Regulations - This Agreement shall be subject to all valid applicable governmental laws and orders, regulatory authorizations, directives, rules and regulations of any governmental body or official having jurisdiction over the Parties, their facilities, the gas or this Agreement or any provision thereof; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

      12.2 Reliance on Law - The Parties are entitled to act in accordance with a law until such law is amended, reversed or otherwise disposed in a final nonappealable order.

      12.3 Cooperation - The Parties shall cooperate to ensure compliance with all governmental regulation, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

      12.4 Changes in Law or Regulation - If any federal or state statute or regulation or order by a court of law or regulatory authority directly or indirectly (a) prohibits performance under this Agreement, (b) makes such performance illegal or impossible, (c) prevents Buyer's full recovery of any portion of the purchase price paid to Seller hereunder to the extent that Buyer has exercised due diligence in supporting the full recovery of such costs and opposing the denial of such recovery before such regulatory authority or
(d) effects a change in a substantive provision of this Agreement which has a significant material adverse impact upon the ability of either Party to perform its obligations under this Agreement, then the Parties will use all reasonable efforts to revise the Agreement so that (a) performance under the Agreement is no longer prohibited, illegal, impossible or is no longer impacted in a material adverse fashion, and (b) the Agreement is revised in a manner that preserves, to the maximum extent possible, the respective positions of the Parties. Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. To the extent that Buyer's full recovery of any portion of the purchase price is prevented in accordance with the above, the price of gas established under this Agreement will not be changed from the Commodity Price, regardless of any disallowance by a regulatory agency, except as mutually agreed by the Parties. If the Parties are unable to revise the Agreement in accordance with the above, then the Party whose performance is rendered prohibited, illegal, impossible or is impacted in a material adverse manner shall have the right, at its sole discretion, to suspend this Agreement upon written notice to the other Party. Either Party may then terminate this Agreement upon 30 days written notice to the other Party.

                        ARTICLE XIII
                        FORCE MAJEURE

      13.1 Suspension of Receipt and Delivery Obligations - If Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform obligations under this Agreement, other than the obligation to make payments due under this Agreement, it is agreed that the performance of the respective obligations of Seller and Buyer to deliver or purchase and receive gas, so far as they are affected by force majeure, shall be excused and suspended from the inception of any such inability until it is corrected, but for no longer period. Buyer or Seller, whichever is claiming such inability, shall give notice thereof to the other as soon as practicable after the occurrence of the force majeure. Such notice may be given orally or in writing, but, if given orally, it shall be promptly confirmed in writing, giving reasonably full particulars. Such inability shall be promptly corrected to the extent it may be corrected through the exercise of reasonable diligence by the Party claiming inability by reason of force majeure.

     13.2 Liability During Force Majeure - Neither Buyer nor Seller shall be liable to the other for any losses or damages, regardless of the nature thereof and however occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of or in any way attributable to suspension of the performance of any obligation of either Party to the extent that such suspension occurs because a Party is rendered unable, wholly or in part, by force majeure to perform its obligations.

      13.3 Definition of Force Majeure - The term "force majeure" as used herein shall mean, cover and include acts of God, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storms, perils of the sea, hurricane or storm warnings (to the extent that such warnings cause an evacuation of facilities and restrict service under this Agreement), restraints of any court or governmental or regulatory authorities, acts of civil disorder, acts of industrial disorder, accidents to Seller's, Buyer's or any transporter's facilities or storage or pipeline system, freezing of Seller's or its suppliers wells, lines of pipe, storage facilities or other equipment, necessities for making repairs or alterations to machinery, wells, platforms, lines of pipe, storage facilities, pumps, compressors, valves, gauges or any other similar equipment, cratering, blowout or failure of any well or wells to produce, inability of Seller or Buyer to obtain or acquire, grants, servitudes, rights of way, permits, licenses, or any other authorizations from any parties or agencies (private or governmental) or inability to obtain or acquire materials and supplies necessary to construct, maintain and operate any facilities required for the performance of any obligations under this Agreement, or any cause, whether of the kind herein enumerated or otherwise, that (a) restricts or prevents performance under this Agreement, (b) is not reasonably within the control of the party claiming suspension and (c) by the exercise of due diligence, such party is unable to prevent or overcome; provided, however, the settlement of any labor dispute to prevent or end any act of industrial disorder shall be within the sole discretion of the Party to this Agreement involved in such labor dispute, and the above requirement that an inability shall be corrected with reasonable diligence shall not apply to labor disputes. The inability of Seller to obtain and resell gas supply at a profit, and the depletion of Seller's reserves, shall not constitute events of Force Majeure hereunder.

      13.4 Third Party Force Majeure - The term "force majeure" shall also include (a) an event of force majeure, as defined in Section 13.3 above, occurring with respect to the facilities or service of Buyer's or Seller's third party transporter's (including without limitation Tennessee) storing or transporting the gas to the Delivery Point(s), and
(b) the failure of such transporters to receive, store, transport or deliver the gas sold hereunder for any other reason; provided that Seller will use reasonable efforts to have such transporters promptly correct their failure to receive, store, transport or deliver the gas sold hereunder through the exercise of reasonable diligence.

      13.5 Termination - If a force majeure event continues for a period of thirty (30) consecutive days, then the Party which did not claim such force majeure may at any time thereafter terminate this Agreement upon ten (10) days prior written notice to the extent the force majeure event has not been corrected prior to the expiration of such notice period.

                         ARTICLE XIV
                         ARBITRATION

      14.1 Submission of Dispute for Arbitration - Any controversy under this Agreement shall be resolved by a board of arbitration, consisting of three members, upon notice of submission given by either Party, which notice shall also name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within ten (10) days thereafter, name the second arbitrator, or failing to do so, the Party giving notice of submission shall name the second arbitrator. The two (2) arbitrators so appointed shall name a third arbitrator, or, failing to do so within ten (10) days, the third arbitrator shall be appointed by the person who is the senior (in terms of service) actively-sitting judge of the United States District Court for the District where Buyer's principal place of business is located.

      14.2 Qualifications of Arbitrators - The arbitrators shall be qualified by education, experience and training in the natural gas industry to decide upon the particular question in dispute.

      14.3 Arbitration Proceedings - The arbitrators so appointed, after giving the Parties due notice of the date of a hearing and reasonable opportunity to be heard, shall promptly hear the controversy in the area where Buyer's principal place of business is located and shall thereafter render their decision determining said controversy no later than ninety (90) days after such board has been appointed. Any decision requires the support of a majority of the arbitrators. If the board of arbitration is unable to reach such decision, new arbitrators will be named and shall act hereunder, at the request of either Party, in a like manner as if none had been previously named. After the presentation of evidence has been concluded, each party shall submit to the arbitrators a final offer of its proposed resolution of the dispute. The arbitrators shall approve the final offer of one party, without modification and reject that of the other. In considering the evidence and deciding which final offer to approve, the arbitrators shall be guided by the criteria described in the applicable section of this Agreement.

      14.4 Arbitrator's Decision - The decision of the arbitrators shall be rendered in writing and supported by written reasons. The decision of the arbitrators shall be final and binding upon the Parties and will be complied with by the Parties. The Parties agree that the decision of the arbitrators shall be kept confidential in accordance with
Section 15.1 of this Agreement. Each Party shall bear the expenses of its chosen arbitrator, and the expenses of the third arbitrator shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its legal counsel, witnesses and employees.

                         ARTICLE XV
                        MISCELLANEOUS

      15.1 Confidentiality - Except as otherwise provided herein, Seller and Buyer agree to maintain the confidentiality of this Agreement and each of the terms and conditions hereof, and Seller and Buyer agree not to divulge same to any third party except to the extent, and only to the extent, required by law, court order or the order or regulation of an administrative agency having jurisdiction over Buyer and Seller, or the subject matter of this Agreement. If required to be disclosed, then the Party subject to the disclosure requirement shall (a) notify the other Party immediately and (b) cooperate to the fullest extent in seeking whatever confidential status may be available to protect any material so disclosed.

      15.2 No Incidental Consequential or Punitive Damages Subject to Sections 2.4.1 and 11.1, notwithstanding any other provisions herein, the Parties hereto waive any and all rights, claims, or causes of action arising under this Agreement for incidental, consequential or punitive damages. Any damages resulting from a breach of this Agreement by either Party shall be limited to actual damages incurred by the Party claiming damages.

      15.3 Third Party Beneficiaries - Neither Buyer nor Seller intend for the provisions of this Agreement to benefit any third party. No third party shall have any right to enforce the terms of this Agreement against Buyer or Seller.

      15.4 Notices - Except as otherwise expressly provided in this Agreement, every notice, request, statement and invoice provided in this Agreement shall be in writing directed to the Party to whom given, made or delivered at such Party's address as follows:

Buyer:     DELTA NATURAL GAS COMPANY
           3617 Lexington Road
           Winchester, Kentucky 40391
Attention: George S. Billings

Seller:

For Purpose of Payment:          For Notice and/or Requests:

TENNESSEE GAS MARKETING COMPANY  TENNESSEE GAS MARKETING CO.
P.O. Box 2511                    1010 Milam
Houston, Texas 77252             P.O. Box 2511
                                 Houston, Texas 77252
Attention: Accounting            Attention: V. P. of Sales


      Either Buyer or Seller may change one or more of its addresses for receiving invoices, statements, notices and payments by notifying the other in the manner as provided above. All written notices, requests, statements and invoices shall be considered transmitted at the time of delivery, if hand delivered, or, if delivered by mail, on the second working day after mailing; if transmitted by telephone or other oral means or by telecopy or other form of electronic or telegraphic communication, all such notices shall be considered transmitted at the time of oral communication or at the time the telecopy or other form of electronic or telegraphic communication was sent.

      15.5  Choice of Law - THE PARTIES AGREE THAT THE LAW OF
THE  STATE  OF  BUYER'S  PRINCIPAL PLACE  OF  BUSINESS  SHALL
CONTROL   CONSTRUCTION,  INTERPRETATION,   VALIDITY,   AND/OR
ENFORCEMENT OF THIS AGREEMENT

      15.6 Assignment - All provisions of this Agreement shall extend to and be binding on the successors and assigns of the Parties hereto insofar as applicable to the rights and obligations succeeded to or assigned, but no succession or assignment shall relieve the assigning or succeeded to Party of its obligations without the written consent of the other Party, which consent shall not be unreasonably withheld. Nothing in this section prevents either Party from pledging or mortgaging all or any part of such Party's property as security. Buyer shall require any purchaser or lessee of Buyer's distribution system to assume the obligations under this Agreement to the extent so elected by Seller.

       15.7    Interpretation   -   In   interpretation   and
construction of this Agreement, no presumption shall be made against any Party on grounds such Party drafted the Agreement or any provision thereof.

      15.8 Headings - The Table of Contents and the headings of any article, section or subsection of this Agreement are for purposes of convenience only and shall not be interpreted as having meaning or effect.

      15.9 Waiver of Default - No waiver by either Party of one or more defaults or breaches by the other in performance of any of the terms or provisions of this Agreement shall operate or be construed as a waiver of any future default or breach, whether of a like or of a different character.

      15.10 Entire Agreement - The terms and conditions contained herein constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and agreed to by both Parties.

     15.11 Severability - Except as otherwise stated herein, any article or section declared or rendered unlawful by a court of law or regulatory authority with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

      15.12 Enforceability - Each Party represents that it has all necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity. EXHIBIT A


BUYER: DELTA NATURAL GAS COMPANY
       3617 Lexington Road
       Winchester, Kentucky 40391


Pursuant to the Gas Sales Agreement between Seller and Buyer, the delivery point(s) for natural gas service are as follows:

Delivery Point      Meter Number   Maximum Daily Quantity


Berea               020208              5,500 Dth/d
Salt Lick           020212, 020462      1,500
                      and 020733
Nicholasville       020248              9,961
Jeffersonville      020430                400

                                       17,361 Dth/d


      IN WITNESS WHEREOF, this Agreement is executed in multiple counterparts, each of which is an original as of the date first written above.

DELTA NATURAL GAS COMPANY


By:/s/George S. Billings
Name: George S. Billings
Title: Manager - Gas Supply
                      BUYER



TENNESSEE GAS MARKETING COMPANY



By:/s/David J. Doctor
Name:  David J. Doctor
Title: President
                  SELLER